Exhibit 99.24

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

UPDATED INFORMATION DOCUMENT
ON RELATED PARTY TRANSACTION OF MAJOR IMPORTANCE

(Increase in the Consideration of the voluntary public exchange offer promoted by Banca
Monte dei Paschi di Siena S.p.A. concerning all the ordinary shares of MEDIOBANCA – Banca di Credito
Finanziario Società per Azioni)

Prepared pursuant to Article 5 of the Regulation containing provisions on transactions with related parties adopted by Consob Resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented.

This updated information document has been made available to the public at the registered office of Banca Monte dei Paschi di Siena S.p.A., on the company’s website (www.gruppomps.it/en/ section “Corporate Governance – Related Parties Transactions”), as well as on the authorised storage mechanism “eMarketSTORAGE” at www.emarketstorage.com.

2 September 2025

Disclaimer

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of the Issuer by the Offeror, each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the Offer Document or the Exemption Document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since the Offeror and the Issuer are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the Mediobanca Shares in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the Mediobanca Shares, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of the Issuer of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of the Issuer, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the Acceptance Period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans.

These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

Index

INTRODUCTION			12

1.	Warnings		14

	1.1	Risks related to potential conflicts of interest arising from the Increase in the Consideration	14

2.	Information on the Increase in the Consideration		14

	2.1	Description of the features, methods, terms and conditions of the Increase in the Consideration	14

	2.2	Indication of the related parties with whom the transaction is performed, of the nature of the relationship and, if the board of directors is informed, of the nature and extent of those parties’ interests in the context of the Increase in the Consideration	16

	2.3	Indication of the economic rationale and convenience of the Offer for MPS, as amended in light of the Increase in the Consideration	16

	2.4	Method for determining the Increase in the Consideration and assessment of its fairness in relation to the market values of similar transactions	17

	2.5	Explanation of the economic, equity and financial effects of the Transaction, as amended in light of the Increase in the Consideration	19

	2.6	Declaration whether the amount of the remuneration of the members of the Board of Directors of the Bank and/or of companies controlled by the Bank will vary as a result of the Increase in the Consideration	19

	2.7	In the case of transactions where the related parties involved are members of the management and supervisory bodies, general managers and managers of the Issuer, information regarding the financial instruments of the Issuer held by the persons identified above and their interests in extraordinary transactions, as provided for in paragraphs 12.2 and 15.2 of Annex 1 to Commission Delegated Regulation (EU) 2019/980 of 14 March 2019.	20

	2.8	Indication of the bodies or directors who conducted or participated in the negotiations and/or instructed and/or approved the Transaction, as amended in light of the Increase in the Consideration, specifying their respective roles, with particular regard to the independent directors	20

	2.9	If the relevance of the Transaction, as amended in light of the Increase in the Consideration, arises from the pooling, pursuant to Article 5, paragraph 2, of several transactions carried out during the financial year with the same related party, or with parties related both to the latter and to the company, the information indicated in the preceding points must be provided with reference to all such transactions	21

Annex A	Update of the Opinion of the Related Party Transactions Committee

DEFINITIONS

The following is a list of definitions used within this Updated Information Document, in addition to those given in the text. These definitions, unless otherwise specified, have the meanings given below. It should be noted that, for the definitions below, whenever the context so requires, the singular form includes the plural form and vice versa.

Mediobanca Interim Dividend	The interim dividend based on the results as of 31 December 2024, which Mediobanca’s Board of Directors, on 8 May 2025, resolved to distribute, amounting to Euro 0.56 per each Mediobanca shares outstanding and entitled to the dividend payment, with ex-dividend date on 19 May 2025, record date on 20 May and payment date on 21 May 2025.
Tendering Shareholders	The holders of the Shares Subject to the Offer who are entitled to accept the Offer and have validly tendered in acceptance of the Offer the Shares Subject to the Offer in accordance with the Offer Document.
Capital Increase Reserved to the Offer	The paid share capital increase of MPS reserved to the Offer, in divisible form and also in one or more tranches, to be paid-in through (and in exchange for) the contribution in kind of the Issuer’s Shares (and any Additional Shares) tendered in acceptance of the Offer (or otherwise transferred to MPS in execution of the Reopening of the Acceptance Period and/or the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), therefore excluding the option right pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved by the Offeror’s Board of Directors on 26 June 2025 – in exercise of the Delegation granted to it by the Offeror’s Shareholder’s Meeting on 17 April 2025, pursuant to Article 2443 of the Italian Civil Code – to be carried out through the issuance of a maximum of No. 2,230,000,000 MPS Shares, to be paid-in through the contribution in kind of the Shares Subject to the Offer tendered in acceptance of the Offer, even as possibly revised and/or modified.
Additional Shares	The maximum No. 16,178,862 shares that may be issued by Mediobanca prior to completion of the Offer in favour of the beneficiaries of certain incentive plans (as identified in the Offer Document), if such incentive plans are revised by the competent bodies of Mediobanca to provide for their acceleration, where envisaged by the individual incentive plans, even though some of them envisage the possibility of using – instead of the Additional Shares – even Mediobanca’s treasury shares held in portfolio and without prejudice to the underlying limitations on the issue of Additional Shares under the aforementioned plans.

Mediobanca Shares or Issuer’s Shares	Each of the No. 813,279,689 ordinary shares of Mediobanca (including the Treasury Shares), without nominal value, listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A., with ISIN Code IT0000062957, in dematerialised form pursuant to Article 83-bis of the TUF and representing the entire share capital of the Issuer as of the Offer Document date.
MPS Shares	The maximum No. 2,230,000,000 newly issued ordinary shares of MPS resulting from the Capital Increase Reserved to the Offer, without nominal value, with regular dividend rights, and having the same features as the ordinary shares of MPS outstanding at the issue date, which will be listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A.
Shares Subject to the Offer	Each of the maximum No. 813,279,689 Mediobanca Shares (including the Treasury Shares) and the maximum No. 16,178,862 Additional Shares (in the event that they are issued), subject to the Offer, amounting to a total of No. 829,458,551 ordinary shares of the Issuer, representing its entire share capital.
Treasury Shares	The treasury shares of the Issuer.
Bank or Offeror or MPS or BMPS	Banca Monte dei Paschi di Siena S.p.A., an Italian joint stock company, with registered office in Piazza Salimbeni, 3, Siena, registration number at the Companies’ Register of Arezzo – Siena and Tax Code No. 00884060526, listed in the Register of Banks held by the Bank of Italy under number 5274, data processing code 1030 and, as the parent company of the Monte dei Paschi di Siena Banking Group, in the Register of Banking Groups under number 1030, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).

Italian Civil Code	The Italian Civil Code, approved by Royal Decree No. 262 of March 1942, as subsequently amended and supplemented.
Related Party Transactions Committee or Committee	The Related Party Transactions Committee established pursuant to the MPS Regulation.
Communication 102 or Offeror’s Communication	The Offeror’s press release required by Articles 102, paragraph 1 of the TUF and 37, paragraph 1, of the Issuers’ Regulation, disseminated on the Communication Date and published on the Offeror’s website.
Board of Directors	The Board of Directors of the Bank in office at the date of this Updated Information Document.
Consob	The Commissione Nazionale per le Società e la Borsa, with registered office in Rome, Via G.B. Martini No. 3.
Initial Consideration	The overall consideration in shares that will be paid by the Offeror to the Tendering Shareholders for each Mediobanca Share (or Additional Share) tendered in acceptance of the Offer, equal to, based on the Exchange Ratio, if there are no further adjustments, No. 2.533 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer.
Communication Date	24 January 2025, the date on which the Offeror’s Communication was disseminated.
Delegation	The delegation granted, pursuant to Article 2443 of the Italian Civil Code, to the Board of Directors of MPS by the Offeror’s Shareholders’ Meeting for the purpose of executing the Capital Increase Reserved to the Offer.
Squeeze-Out	The right of the Offeror to purchase the remaining Shares Subject to the Offer, pursuant to Article 111, paragraph 1, of the TUF, in the event that the Offeror were to hold – as a result of the acceptances of the Offer and/or purchases potentially made outside the Offer itself in accordance with applicable regulations, during the Acceptance Period, as possibly extended, and/or during the possible Reopening of the Acceptance Period, as well as during, and/or in accordance with, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – a total shareholding of at least 95% of the Issuer’s share capital.

MPS Dividend	The dividend approved by the ordinary shareholders’ meeting of MPS on 17 April 2025, equal to Euro 0.86 per MPS share outstanding and entitled to the dividend payment, with ex-dividend date on 19 May 2025, record date on 20 May 2025 and payment date on 21 May 2025.
Exemption Document	The exemption document pursuant to Article 34-ter, paragraph 02, letter a), of the Issuers’ Regulation, prepared by the Offeror for the purposes of the exemption from the obligation to publish the prospectus referred to in Article 1, paragraph 4, letter f) and paragraph 6-bis, letter a) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, and published on 3 July 2025.
Offer Document	The offer document, prepared by the Offeror pursuant to Articles 102 et seq. of the TUF, and the applicable provisions of the Issuers’ Regulation, and published on 3 July 2025.
Updated Information Document	This updated information document, prepared pursuant to Article 5 of the Consob RPT Regulation and in compliance with Annex 4 of the same Consob RPT Regulation, prepared following the Increase in the Consideration.
Issuer or Mediobanca	MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, an Italian joint stock company, with registered office in Milan, Piazzetta Enrico Cuccia, 1, registration number at the Companies’ Register of Milan and Tax Code No. 00714490158, listed in the Register of Banks held by the Bank of Italy under number 4753, data processing code 10631 and, as the parent company of the Mediobanca Banking Group, in the Register of Banking Groups under number 10631, and a member of the Interbank Deposit Protection Fund (Fondo Interbancario di Tutela dei Depositi) and the National Guarantee Fund (Fondo Nazionale di Garanzia).
Euronext Milan	The Italian regulated market Euronext Milan, organized and managed by Borsa Italiana S.p.A.

Trading Day	Each day on which the Italian regulated markets are open according to the trading calendar established by Borsa Italiana S.p.A. on an annual basis.
MPS Group	The “Monte dei Paschi di Siena Banking Group” registered with the Register of Banking Groups with the number 1030, headed by the Offeror.
Increase in the Consideration	The cash increase of the Initial Consideration of the Offer through the payment, for each Mediobanca share tendered in acceptance of the Offer, of an overall consideration, not subject to adjustments (except as indicated in the Offer Document), represented by the Initial Consideration in shares indicated in the Offer Document, equal to 2.533 newly issued MPS Shares in execution of the Capital Increase Reserved to the Offer, and a Cash Consideration equal to Euro 0.90, up to a total maximum of approximately Euro 0.75 billion, recognising an aggregate “monetary” value of the Offer equal to Euro 13.5 billion (taking into account the official price of the MPS Shares on the last Trading Day prior to the Communication Date).
Sell-Out pursuant to Article 108, paragraph 1, of the TUF	The obligation of the Offeror to purchase the remaining Shares Subject to the Offer from those who request it, pursuant to Article 108, paragraph 1, of the TUF, in the event that the Offeror were to hold – as a result of the acceptances of the Offer, and/or purchases potentially made outside the Offer itself in accordance with applicable regulations during the Acceptance Period, as possibly extended, and/or the possible Reopening of the Acceptance Period, as well as during, and/or in accordance with, the procedure for complying with the Sell-Out pursuant to Article 108, paragraph 2, of the TUF – a total shareholding equal to at least 95% of the Issuer’s share capital.
Sell-Out pursuant to Article 108, paragraph 2, of the TUF	The obligation of the Offeror to purchase the remaining Shares Subject to the Offer from those who request it, pursuant to Article 108, paragraph 2, of the TUF, in the event that the Offeror were to hold – as a result of the acceptances of the Offer and/or purchases potentially made outside the Offer itself in accordance with applicable regulations during the Acceptance Period, as possibly extended, and/or during the possible Reopening of the Acceptance Period – a total shareholding exceeding 90%, but less than 95% of the Issuer’s share capital.

Offer or Transaction	The voluntary public exchange offer concerning all the Mediobanca Shares and any Additional Shares, promoted by the Offeror, pursuant to Articles 102 and 106, paragraph 4, of the TUF, as well as the applicable implementing provisions contained in the Issuers’ Regulation, as described in this Offer Document.
Acceptance Period	The period for the acceptance of the Offer, which will be agreed upon with Borsa Italiana S.p.A., corresponding to No. 40 (forty) Trading Days, which commenced at 8:30 a.m. (Italian time) on 14 July 2025 and shall end at 5:30 p.m. (Italian time) on 8 September 2025, both dates inclusive, unless extended in accordance with applicable law.
Joint Procedure	The joint procedure for (i) complying with the Sell-Out pursuant to Article 108, paragraph 1, of the TUF, and (ii) exercising the Squeeze-Out, agreed upon with Consob and Borsa Italiana S.p.A. pursuant to Article 50-quinquies, paragraph 1, of the Issuers’ Regulation.
Exchange Ratio	Means the ratio of No. 2.533 MPS Shares for each Share Subject to the Offer, following the adjustment of the Pre-Adjustment Exchange Ratio due to the detachment of the MPS Dividend coupon and the detachment of the Mediobanca Interim Dividend coupon.
Pre-Adjustment Exchange Ratio	Means the ratio of No. 2.300 MPS Shares for each Share Subject to the Offer tendered in acceptance of the Offer, set forth in the Offeror’s Communication, before the adjustment.
Consob RPT Regulation	The regulation containing provisions on related party transactions adopted by Consob with Resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented and in force as of the date of this Updated Information Document.
Issuers’ Regulation	The regulation adopted by Consob by resolution No. 11971 of 14 May 1999, as subsequently amended and integrated and in force as of the date of this Updated Information Document.

MPS Regulation	The “Group Regulation on the management of prescriptive obligations with related parties, affiliated persons and obligations of bank executives” adopted by the Board of Directors of MPS and in force as of the date of this Updated Information Document.
Reopening of the Acceptance Period	The possible reopening of the Acceptance Period for 5 Trading Days (specifically, unless the Acceptance Period is extended, for the trading sessions of 16, 17, 18, 19 and 22 September 2025) pursuant to Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, as voluntarily applied by the Offeror.
TUF or Consolidated Law on Finance	Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented and in force as of the date of this Updated Information Document.

INTRODUCTION

This Updated Information Document has been prepared by MPS pursuant to Article 5 of the Consob RPT Regulation and in compliance with Annex 4 of the same Consob RPT Regulation, as well as pursuant to paragraph 4.6.1 of the MPS Regulation, published on the Bank’s website www.gruppomps.it/static/upload/ope/operazioni_con_parti_collegate_e_soggetti_collegati.pdf, and with the Bank of Italy’s Circular No. 285/13, Part Three, Chapter 11, as subsequently amended and supplemented, on risk activities and conflicts of interest with respect to related parties, and represents an update of the information document published by MPS on 30 January 2025 (the “Information Document”), originally prepared to provide shareholders and the market with the information required pursuant to, and for the purposes of, the aforementioned regulations on related party transactions, concerning the Capital Increase Reserved to the Offer and the Offer, which was approved by the Board of Directors of MPS on 23 January 2025 — subject to the favourable opinion (the “Initial Opinion”) unanimously issued on the same day by the Related Party Transactions Committee.

As is well known, on 13 February 2025, MPS filed with Consob the Offer Document relating to the Offer (the “Offer Document”), which was then approved by the same Authority on 2 July 2025 with resolution No. 23623 and published on 3 July 2025.

The Acceptance Period commenced at 8:30 a.m. (Italian time) on 14 July 2025 and shall end at 5:30 p.m. (Italian time) on 8 September 2025, both dates inclusive (unless extended), as agreed with Borsa Italiana S.p.A.

Subsequently, in order to further encourage acceptance of the Offer, the Bank’s management submitted to the Board of Directors of MPS a proposal concerning the Increase in the Consideration, by means of a cash component, in accordance with Article 43 of the Issuers’ Regulation.

A proposal which, in accordance with current legislation, has been submitted for review by the Related Party Transactions Committee.

On 1 September 2025 – upon suspension of the board meeting – the Committee has immediately initiated the necessary activities, in the context of the meeting held on the same date, thereby preparing an update to its Initial Opinion (the “Updated Opinion” or the “Opinion”), where it expressed its favorable assessment on the Bank’s interest in the proposal concerning the Increase in the Consideration, as well as on the appropriateness and substantial fairness of the related conditions.

In light of the above, on 1 September 2025 — subject to a favorable Opinion unanimously issued on the same date by the Related Party Transactions Committee — the Board of Directors of MPS decided to increase the Initial Consideration of the Offer.

Specifically, in accordance with Article 43 of the Issuers’ Regulations, MPS has resolved to pay, for each Mediobanca Share tendered in acceptance of the Offer, a overall consideration, not subject to adjustments (except as indicated in the Offer Document), represented by the Initial Consideration in shares indicated in the Offer Document, equal to No. 2.533 newly issued MPS Shares in execution of the Capital Increase Reserved to the Offer, and an additional cash consideration equal to Euro 0.90 (the “Cash Consideration” and, together with the Initial Consideration, the “Overall Consideration”).

Therefore, MPS will pay an aggregate “monetary” value of the Offer equal to Euro 13.5 billion (taking into account the official price of the MPS Shares on the last Trading Day prior to the Communication Date).

In this context, this Updated Information Document has been prepared to provide shareholders and the market with the information required pursuant to, and for the purposes of, the aforementioned regulations on related party transactions, concerning the Increase in the Consideration.

The Committee deemed that it had competence regarding the Transaction, based on a prudent approach aimed at ensuring maximum transparency and fairness. In particular, the Increase in the Consideration is addressed to the shareholders of Mediobanca who will accept the Offer and, consequently, the assessment regarding the application of the safeguards set forth in the Consob RPT Regulation and the MPS Regulation is a result of the fact that certain persons holding significant shareholdings in MPS, in excess of 3%, are also in the lawful position of holding significant shareholdings in Mediobanca.

Based on the communications provided pursuant to Article 120 of the TUF, as published on the Consob’s website (1), as of the date of this Updated Information Document:

-	Delfin S.à r.l. (“Delfin”), holds a 19.390% interest in the share capital of Mediobanca;

-	Mr. Francesco Gaetano Caltagirone (“Caltagirone”), holds (indirectly, through a series of subsidiaries) an aggregate interest equal to 5.499% in the share capital of Mediobanca.

Notwithstanding the foregoing, pursuant to the MPS Regulation, and taking into account that Delfin and Caltagirone are to be considered Consob “related parties” of MPS, as identified on a discretionary basis, insofar as they hold “an interest in excess of 3% of the capital of BMPS, represented by shares with voting rights and have reported such interest pursuant to Article 120 of the TUF” (paragraph 4.1.1 of the MPS Regulation), the Increase in the Consideration is to be considered as a related party transaction, as it is addressed to the shareholders of Mediobanca (which include Delfin and Caltagirone).

Pursuant to the MPS Regulation, the Increase in the Consideration is to be qualified as a “transaction of major importance”, as the transaction as a whole exceeds the materiality thresholds specified in Article 4.2.2 of the MPS Regulation and in Annex 1 thereto.

This Updated Information Document is available to the public at the Bank’s registered office at Piazza Salimbeni No. 3, Siena (Italy) and on the Bank’s website (www.gruppomps.it/en/ section “Corporate Governance – Related Parties Transactions”) and on the authorized storage mechanism “eMarketSTORAGE”.

The Updated Information Document must be read in conjunction with the Information Document, the Offer Document and the press release issued on 2 September 2025 pursuant to Articles 36 and 43 of the Issuers’ Regulation (available, inter alia, on the MPS website www.gruppomps.it/en/).

The information and considerations contained in the Information Document shall be considered fully valid, unless otherwise specified in this update.

1 As clarified by Consob on its website, the percentages published by the Authority derive from the communications made by each shareholder, pursuant to Article 120 of the TUF, based on the thresholds provided for in Article 117 of the Issuers’ Regulations (3%, if the listed issuer is not a SME, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6% and 90%). Therefore, in the event of sub-threshold changes in shareholding that do not result in new shareholder disclosure requirements, the percentages reported may not be in line with more up-to-date data released by different sources.

1.	Warnings

1.1	Risks related to potential conflicts of interest arising from the Increase in the Consideration

Based on the communications made pursuant to Article 120 of the TUF and published on the Consob’s website:

-	Delfin holds a 9.780% interest in the share capital of MPS and a 19.390% interest in the share capital of Mediobanca;

-	Caltagirone holds a 5.026% interest in the share capital of MPS and (indirectly, through a series of subsidiaries) an aggregate interest equal to 5.499% in the share capital of Mediobanca (2).

As mentioned above, pursuant to the MPS Regulation, Delfin and Caltagirone are to be considered Consob “related parties” of MPS, as identified on a discretionary basis, insofar as they hold “an interest in excess of 3% of the capital of BMPS, represented by shares with voting rights and have reported such interest pursuant to Article 120 of the TUF” (paragraph 4.1.1 of the MPS Regulation). In this regard, the considerations already made with respect to (i) the situation of Delfin and Caltagirone in the context of the Offer, taking into account their status as shareholders of MPS and Mediobanca, and (ii) the Committee’s competence based on a maximum transparency approach and the guarantee of fairness, considering the significance of the Transaction itself and, at the same time, also in connection with the proposal relating to the Increase in the Consideration, remain unchanged.

Notwithstanding the foregoing, considering the characteristics of the Transaction, MPS does not identify any particular risks associated with potential conflicts of interest other than those typically inherent related parties transactions.

Therefore, on 1 September 2025 the Board of Directors of the Bank unanimously approved the Increase in the Consideration, and on 2 September 2025 (prior to the markets opening), announced this decision to the market by means of a press release issued pursuant to Articles 36 and 43 of the Issuers’ Regulation (to which full reference is made).

2.	Information on the Increase in the Consideration

2.1	Description of the features, methods, terms and conditions of the Increase in the Consideration

The Increase in the Consideration was approved by the Board of Directors of MPS on 1 September 2025, in accordance with Article 43 of the Issuers’ Regulation, subject to the Updated Opinion issued on the same date by the Related Party Transactions Committee, and in response to the proposal made by the Bank’s management in order to further encourage acceptance of the Offer.

The Increase in the Consideration consists of the payment by MPS — for each Issuer’ Share tendered in acceptance of the Offer — of the Overall Consideration, not subject to adjustments (except as indicated in the Offer Document), represented by the Initial Consideration in shares indicated in the Offer Document, equal to 2.533 newly issued ordinary shares of the Offeror, and by j the Cash Consideration.

Based on the price of BMPS’ shares equal to Euro 6.093, corresponding to the official price of Euro 6.953 recorded on 23 January 2025 (the “Reference Date”), net of the dividend paid by BMPS on 21 May 2025 (i.e., Euro 0.86) (the “MPS Dividend”), the Overall Consideration represents a “monetary” value equal to Euro 16.334 for each Mediobanca’s share and therefore includes a premium of 11.4% compared to the price of the Mediobanca’s share subject of the Offer, equal to Euro 14.667, corresponding to the official price of Euro 15.227 recorded on the Reference Date, net of the interim dividend paid by Mediobanca on 21 May 2025 (i.e., Euro 0.56) (the “Mediobanca Interim Dividend”).

2 It should be noted that, at the Bank’s shareholders’ meeting held on 17 April 2025, (i) Delfin exercised voting rights for a stake equal to 9.87% of BMPS’ share capital, and (ii) Caltagirone exercised voting rights for a stake equal to 9.96% of BMPS’ share capital.

The table below shows a comparison between:

-	the official price of the Offeror Shares recorded as of the Reference Date as well as the weighted averages of the official prices of the Offeror Shares for the 1, 2, 3, 6 and 12 months prior to the Reference Date (inclusive), net of the MPS Dividend;

-	the official price of the Issuer Shares recorded as of the Reference Date and the weighted averages of the official prices of the Issuer Shares for the 1, 2, 3, 6 and 12 months prior to the Reference Date (inclusive), net of the Mediobanca Interim Dividend;

-	the Overall Consideration including (x) the implied Initial Consideration in shares (rounded to the third decimal number), calculated taking into account the Exchange Ratio, the official price of the Offeror’s shares as of the Reference Date (corresponding to the last Trading Day prior to the Communication Date), and the weighted averages of the official prices of the Offeror’s shares for the 1, 2, 3, 6 and 12 months prior to the Reference Date (inclusive), net of the MPS Dividend and (y) the Cash Consideration;

-	the related implied premiums.

Reference date	Weighted Average Price of the Offeror (Euro)	Weighted Average Price of the Issuer (Euro)	Overall Consideration (Euro)	Implied premium in the Overall Consideration
23 January 2025 (Reference Date)	6.093	14.667	16.334	11.4%
1-month prior to Reference Date (included)	6.094	14.235	16.337	14.8%
2-months prior to Reference Date (included)	5.687	13.803	15.304	10.9%
3-months prior to Reference Date (included)	5.239	13.948	14.170	1.6%
6-months prior to Reference Date (included)	4.707	14.143	12.824	(9.3)%
12-months prior to Reference Date (included)	3.864	13.368	10.687	(20.1)%

For illustrative purposes only, the implied “monetary” value of the Overall Consideration offered for each Mediobanca’s share that will be tendered in acceptance of the Offer is equal to Euro 20.776, i.e., equal to the sum of the consideration in shares of Euro 19.876 - equal to Euro 7.847 attributed to each BMPS’ share (corresponding to the official price as at 29 August 2025) multiplied by the Exchange Ratio of 2.533 - and the Cash Consideration of Euro 0.90.

Considering the announcement made on 31 July 2025 by Mediobanca whereby it announced to have cancelled (without reduction of the share capital) No. 20,000,000 treasury shares in its portfolio with consequent reduction of the number of outstanding shares, in the event of full acceptance of the Offer, i.e., if all of the maximum number of No. 813,279,689 Shares Subject to the Offer (3) (in addition to a maximum of 16,178,862 additional Mediobanca’s shares that may be allocated under certain existing incentive plans) are tendered in acceptance of the Offer (or, in any case conferred in BMPS, in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), (i) a total of No. 2,101,018,510 newly issued MPS Shares will be allocated to Mediobanca shareholders, based on the Initial Consideration, arising from the Capital Increase Reserved to the Offer, corresponding to approximately 63% of the share capital of BMPS and assuming full subscription and payment of the Capital Increase Reserved to the Offer (fully diluted), and (ii) the Cash Consideration will be paid for a maximum total amount of approximately Euro 0.75 billion. Therefore, the aggregate “monetary” value of the Offer is equal to Euro 13.5 billion, of which Euro 12.8 billion as Initial Consideration in shares (taking into account the official price of BMPS shares as of the Reference Date) and approximately Euro 0.75 billion as Cash Consideration.

3 It should be noted that, on 31 July 2025, Mediobanca announced that it had cancelled (without a reduction of the share capital) 20,000,000 treasury shares held in portfolio. Consequently, following such change, the maximum number of shares subject to the Offer has decreased from 833,279,689 to 813,279,689 Mediobanca shares (in addition to a maximum of 16,178,862 additional Mediobanca shares that may be allocated under certain existing incentive plans).

2.2	Indication of the related parties with whom the transaction is performed, of the nature of the relationship and, if the board of directors is informed, of the nature and extent of those parties’ interests in the context of the Increase in the Consideration

As mentioned in paragraph 1.1 above, given that Delfin and Caltagirone are simultaneously shareholders of MPS and Mediobanca, the Bank has evaluated the application of the safeguards required by the Consob RPT Regulation and the MPS Regulation, even in the context of the Increase in the Consideration.

In particular, based on the communications made pursuant to Article 120 of the TUF and published on the Consob’s website, as of today:

-	Delfin holds a 9.780% interest in the share capital of MPS and a 19.390% interest in the share capital of Mediobanca;

-	Caltagirone holds a 5.026% interest in the share capital of MPS and (indirectly, through a series of subsidiaries) an aggregate interest equal to 5.499% in the share capital of Mediobanca.

Pursuant to the MPS Regulation, Delfin and Caltagirone are to be considered Consob “related parties” of MPS, as identified on a discretionary basis, insofar as they hold “an interest in excess of 3% of the capital of BMPS, represented by shares with voting rights and have reported such interest pursuant to Article 120 of the TUF” (paragraph 4.1.1 of the MPS Regulation). In light of the foregoing, the Increase in the Consideration, for the reasons indicated in paragraph 1.1 above, has therefore been voluntarily classified as a related party transaction.

Given all the above, considering that the Increase in the Consideration is addressed, on equal terms, to all Mediobanca shareholders who will accept the Offer, the considerations already made with respect to (i) the situation of Delfin and Caltagirone in the context of the Offer, taking into account their status as shareholders of MPS and Mediobanca, and (ii) the Committee’s competence based on a maximum transparency and guarantee of fairness approach, in light of the significance of the Transaction itself and, at the same time, also in connection with the proposal relating to the Increase in the Consideration.

Moreover, pursuant to the MPS Regulation, the Increase in the Consideration is to be qualified as a “transaction of major importance”, as the transaction as a whole exceeds the materiality thresholds specified in Article 4.2.2 of the MPS Regulation and in Annex 1 thereto.

Without prejudice to the foregoing, to the best MPS’ knowledge, no other related parties of MPS have any interests in the context of the Increase in the Consideration other than those indicated in this paragraph 2.2 and in paragraph 1.1 above.

2.3	Indication of the economic rationale and convenience of the Offer for MPS, as amended in light of the Increase in the Consideration

As already noted in the Information Document and more thoroughly detailed in the Offer Document, MPS has decided to launch the Offer for the acquisition of Mediobanca, with the aim of creating a new Italian banking champion through the union of two among the most distinctive brands in the financial services industry: MPS for Retail and Commercial Banking and Mediobanca for Wealth Management, Corporate & Investment Banking and Consumer Finance.

Over the last three years, MPS has consistently strengthened its fundamentals, consolidating the sustainability of its business model and improving its risk profile, thereby achieving solid levels of profitability. Furthermore, the MPS Group has managed to exceed most of the targets set out in its 2022-2026 business plan two years ahead of schedule and with one of the strongest balance sheets in Europe, laying robust foundations to play an active role in the broader consolidation of the Italian banking sector.

The aggregation between MPS and Mediobanca, which will be carried out in accordance with the principles of sound and prudent management, business continuity and risk control, aims to create a New National Champion, combining two leading brands in the financial services market, with the objective of strengthening the sustainability of its business model, ensuring solid levels of profitability in the medium/long-term.

MPS believes that the Offer represents an opportunity for further development and growth for both institutions and offers significant value creation for the shareholders of both companies and for all stakeholders.

The combination with Mediobanca, to the extent that it is completed, will create the third largest national banking operator in terms of total assets, loans to customers, direct deposits and total financial assets, and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete with the main Italian and European banking institutions, through the full optimisation of existing human capital.

In a market undergoing consolidation, MPS intends to play an active role, and this proposed aggregation represents a unique opportunity to strengthen its position in certain key areas and sectors, also to better seize future growth opportunities. This will increase support for households and businesses, strengthening overall support for the former, both in terms of financing needs and the protection and management of savings, and supporting the latter in capturing growth opportunities at domestic and international level. The benefits will also extend to local communities and the Italian economy.

The new group will be able to rely on Mediobanca’s distinctive expertise in Wealth Management, Corporate & Investment Banking and Consumer Finance, and MPS’ expertise in Retail and Commercial Banking. Furthermore, the shareholding held in Assicurazioni Generali will also positively contribute to the diversification of the new MPS Group’s revenues and will be managed in the same way as the other business lines, in accordance with a careful capital optimization policy and a strong risk-adjusted profitability approach.

The aggregation will also offer employees of each institution the opportunity to develop their careers in a larger organization, enhancing their talent thanks to opportunities for mutual enrichment and integration. At the same time, it will help attract new high-profile resources, enhancing their skills and professionalism to consolidate a sustainable and competitive growth model.

These considerations remain valid also with respect to the Increase in the Consideration (aimed at encouraging the Issuer’s shareholders to accept the Offer), through the payment by MPS — for each Issuer’s Share tendered in acceptance of the Offer — of the Overall Consideration, which is consistent with the market values expressed by the Offeror and the Issuer.

2.4	Method for determining the Increase in the Consideration and assessment of its fairness in relation to the market values of similar transactions

As mentioned above, the Increase in the Consideration consists of the payment by MPS — for each Issuer’ Share tendered in acceptance of the Offer — of the Overall Consideration, not subject to adjustments (except as indicated in the Offer Document), represented by the Initial Consideration in shares indicated in the Offer Document, equal to 2.533 newly issued ordinary shares of the Offeror, and by the Cash Consideration.

The Board of Directors of BMPS has reached the decision concerning the Increase in the Consideration on the basis of its own analyses and considerations, updated with the advice and support of financial advisors (JP Morgan and UBS). In particular, the update of the valuations was performed in order to take into account, inter alia: (i) the most recent market data, (ii) the economic position of BMPS and Mediobanca as at 30 June 2025, (iii) the strategic plan “One Brand – One Culture”, updated and published by Mediobanca on 27 June 2025, (iv) the economic and financial effects concerning the creation of value, in the scenario in which BMPS, as a result of the Offer, holds a shareholding of 35%, 66.67% or 100% of the entire share capital of Mediobanca.

In particular, the Board of Directors of BMPS – with the support of the financial advisors – decided to update its valuation approach as set out below (the “Updated Valuation Approach”):

•	a new valuation date has been defined, corresponding to 29 August 2025 (the “Valuation Update Date”);

•	with regard to the valuation methodologies:

-	stock market listing method: (a) the official share prices of BMPS and Mediobanca as at the Valuation Update Date were used; (b) the volume-weighted average official prices of BMPS and Mediobanca shares (the so-called Volume Weighted Average Price) with referenced periods of 1, 2, 3, 6 and 12 months prior to the Valuation Update Date were used; the market prices of Mediobanca’s ordinary shares used in the analysis have been adjusted to exclude the 5.0% premium relating to the Consideration in Shares awarded by BMPS compared to the official stock market prices of Mediobanca’s ordinary shares as at 23 January 2025 and, where necessary, of the dividends paid by BMPS and Mediobanca in May 2025;

-	market multiples method: applied in the same manner as described in the Offer Document as of the Valuation Update Date, excluding Banca Popolare di Sondrio from the BMPS reference sample, given the completion of the BPER offer;

-	target prices method as published by research analysts: calculated in the same manner as described in the Offer Document, by using the target prices available up to the Valuation Update Date and published after the announcement of BMPS’ and Mediobanca’s most recent financial results.

Furthermore, with respect to the Updated Valuation Approach, the limitations and challenges of the valuation analyses previously conducted and highlighted in the Offer Document are confirmed, to which reference is made for further details.

With regard to the determination of the implied exchange ratios, the valuation methodologies indicated above were applied consistently with what has been described.

In addition, the exchange ratios of the above-described methods were also estimated by attributing the value creation associated to the industrial synergies, resulting from the Transaction, net of restructuring costs, entirely to the Mediobanca shareholders, i.e., without any attribution to BMPS shareholders.

For illustrative and presentation purposes only, the implied exchange ratio of the Overall Consideration integrated with the Cash Consideration (i.e., assuming an offer consisting solely of a share component) each Mediobanca’s share tendered in acceptance of the Offer corresponds to 2.681 BMPS’ shares and is calculated as the ratio between: (a) the Overall Consideration supplemented with the Cash Consideration, and (b) the official BMPS’ share price as of the Reference Date net of the BMPS Dividend.

Based on the new analyses carried out according to the valuation criteria, modified as described above, the following results emerged.

	Implied Exchange Ratio
Methodology	BMPS and Mediobanca valuations on a standalone basis			Valuations with attribution of industrial synergies to the Mediobanca shareholders
	Minimum		Maximum	Minimum		Maximum
Stock market listing method
Spot		2.502			2.919
1 month		2.468			2.881
2 months		2.467			2.899
3 months		2.510			2.949
6 months		2.550			3.024
12 months		2.696			3.237
Market multiples method
P/E 2025	1.966		2.660	2.259		3.056
P/E 2026	2.034		2.753	2.322		3.142
Target prices method as published by research analysts	2.286		2.372	2.598		2.792

For further information on the valuation analyses and their related limitations and challenges, reference should be made to the Offer Document.

2.5	Explanation of the economic, equity and financial effects of the Transaction, as amended in light of the Increase in the Consideration

Following the Increase in the Consideration, the strategic objectives of the Offer, as described in greater detail in the Offer Document, to which reference should be made for further details, are confirmed.

The Board of Directors also confirmed BMPS’ unchanged financial objectives, aimed at maintaining a solid capital position and one of the highest dividend policies in the sector, in the belief that all stakeholders will appreciate BMPS’ commitment and its expected results. In particular, even considering the Cash Consideration equal to Euro 0.90, BMPS confirms that it will maintain (i) a solid capital base (pro forma Common Equity Tier 1 ratio of approximately 16% (4) upon completion of the transaction) and (ii) a sustainable long-term dividend policy with a pay-out ratio of up to 100% of net income is confirmed, supported by strong profitability, also thanks to estimated run-rate synergies of approximately Euro 0.7 billion per year before taxes, and by the accelerated use of DTAs.

For further information regarding the strategic objectives of the Offer, reference is made to the Offer Document available, inter alia, on MPS’ website (https://www.gruppomps.it/en/).

2.6	Declaration whether the amount of the remuneration of the members of the Board of Directors of the Bank and/or of companies controlled by the Bank will vary as a result of the Increase in the Consideration

No changes in the remuneration of the members of the boards of directors of MPS and its subsidiaries are expected as a result of the Increase in the Consideration.

4 In the scenario of 100% acceptance.

2.7	In the case of transactions where the related parties involved are members of the management and supervisory bodies, general managers and managers of the Issuer, information regarding the financial instruments of the Issuer held by the persons identified above and their interests in extraordinary transactions, as provided for in paragraphs 12.2 and 15.2 of Annex 1 to Commission Delegated Regulation (EU) 2019/980 of 14 March 2019.

In the context of the Transaction, as amended in light of the Increase in the Consideration, no members of the management and supervisory bodies, general managers or executives of the Bank are involved in the Capital Increase Reserved to the Offer as related parties.

2.8	Indication of the bodies or directors who conducted or participated in the negotiations and/or instructed and/or approved the Transaction, as amended in light of the Increase in the Consideration, specifying their respective roles, with particular regard to the independent directors

The decision regarding the Increase in the Consideration, as a resolution adopted in the context of a voluntary public offering, was not, by its nature, the result of any negotiations, having been conceived in its specific and distinctive elements by the Bank’s top management in total autonomy.

The decision regarding the Increase in the Consideration was unanimously approved by the Board of Directors of the Bank on 1 September 2025.

With regard to the involvement of the Related Party Transactions Committee, given the nature of the transaction and the unavoidable confidentiality requirements inherent to the same, which, in the event of information leakage, could have been irreparably compromised, the Committee was informed of the Increase in the Consideration on 1 September 2025 and immediately commenced the preparatory activities for its assessment, in the context of a meeting, held on the same date, upon suspension of the board meeting. The meeting of the Committee was attended by all the directors who are members of the same and, in particular, Mrs. Marcella Panucci (Chairman), Mr. Renato Sala, Mrs. Barbara Tadolini, Mr. Domenico Lombardi and Mr. Raffaele Oriani.

Therefore, on the occasion of the involvement of the Board of Directors and of the Committee, the management of MPS ensured the timely delivery of complete and exhaustive documentation, drafted also with the assistance of the legal and financial advisors of the Board of Directors, in order to allow the Committee to analyse and evaluate, albeit with a duly restricted timeframe, the main terms and conditions of the transaction in its entirety, the timing envisaged for its implementation, the proposed evaluation procedure and the underlying rationales of the transaction itself.

In this context, the Committee decided to engage its own independent financial advisor, Prometeia S.p.A. - Strategic Advisory & Corporate Finance (“Prometeia”) – following Prometeia’s verification and confirmation that it meets the requirements of independence (as well as professionalism and competence) – in order to support the Committee in its analysis on the fairness of the Cash Consideration from the MPS shareholders’ perspective.

Therefore, the Committee exercised its right to request information and make observations, and received feedback from the management and the Bank’s legal advisors as well as well as from its financial advisor Prometeia and, following its assessment, unanimously issued a favourable opinion on the Increase in the Consideration up to a maximum of Euro 0.90.

In the course of its preliminary assessment, the Committee has noted what has been reported by the management in connection with the non-involvement of any relevant shareholder in the determination of the Increase in the Consideration, which is solely the result of the management’s discretion and of the Board of Directors’ evaluations, not recognizing any benefits or special advantages in favor of the parties that MPS considers, on a discretionary basis, to be related.

The Committee assessed the Transaction, as amended by the Board of Directors in light of the Increase in the Consideration up to a maximum of Euro 0.90, as a whole and analysed in detail, also with the support of the management and the aforementioned advisors, the Overall Consideration proposed in the context of the Transaction, considering that the same (which incorporates a premium equal to 11.4% with respect to the official price of Mediobanca’s shares recorded as of the close of trading of 23 January 2025) is consistent with the market values based on the evaluations illustrated by the advisors in the context of the presentation to the Board of Directors and Prometeia’s assessment, and is justified by the benefits, which all MPS shareholders will be able to benefit from in the event of a successful outcome of the Transaction, generated by the synergies arising from the industrial and strategic project proposed by the Bank’s management. Even more in the event that the post-acquisition governance is strengthened in its entirety. Moreover, the Committee noted that the convenience of the Transaction is proven by reasons of an industrial, strategic, economic and financial nature, which confirm the suitability of the Offer, as amended in light of the Increase in the Consideration, to generate value for the shareholders of MPS and also of Mediobanca and therefore justify the Overall Consideration of the Offer and the recognition of the premium to the shareholders of Mediobanca who will accept the Offer.

Consequently, the Committee has positively assessed the existence of a strong industrial-strategic rationale for the Transaction as a whole and has found the proposal relating to the Overall Consideration of the Offer and the related premium to be appropriate. For any further details regarding the Committee’s evaluations and conclusions, please refer to the opinion attached to this Updated Information Document as “Annex A”.

2.9	If the relevance of the Transaction, as amended in light of the Increase in the Consideration, arises from the pooling, pursuant to Article 5, paragraph 2, of several transactions carried out during the financial year with the same related party, or with parties related both to the latter and to the company, the information indicated in the preceding points must be provided with reference to all such transactions

Without prejudice to the provisions of paragraphs 1.1 and 2.2 above, the significance of the Transaction, as amended in light of the Increase in the Consideration, exists on a stand–alone basis and does not arise from the combination with other transactions.

* * *

Attached documentation

-	Annex A: Opinion of the Related Party Transactions Committee

Information for U.S. Persons

The shares to be issued in connection with the Offer may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

The Offer is being made for the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni by Banca Monte dei Paschi di Siena S.p.A., each of which is a company incorporated in Italy. Information distributed in connection with the Offer is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the offer document or the exemption document, if any, have been prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Offer, since Banca Monte dei Paschi di Siena S.p.A. and MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Offer will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Offer will be made in the U.S. pursuant to the exemptions from (i) the “U.S. tender offer rules” under the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”) provided by Rule 14d-1(c) thereunder and (ii) the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. These exemptions permit a bidder to satisfy certain substantive and procedural U.S. Exchange Act rules governing tender offers by complying with home jurisdiction law or practice, and exempt the bidder from compliance with certain other U.S. Exchange Act rules. As a result, the Offer will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable in the U.S. To the extent that the Offer is subject to the U.S. securities laws, such laws only apply to holders of the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni in the U.S. and no other person has any claims under such laws.

To the extent permissible under applicable law or regulation in Italy, and pursuant to the exemptions available under Rule 14e-5(b) under the U.S. Exchange Act, the Offeror and its affiliates or brokers (acting as agents for the Offeror or its affiliates, as applicable) may from time to time, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, that are the subject of the Offer or any securities that are convertible into, exchangeable for or exercisable for such shares, including purchases in the open market at prevailing prices or in private transactions at negotiated prices outside the U.S. To the extent information about such purchases or arrangements to purchase is made public in Italy, if any such purchases are made, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni of such information. In addition, the financial advisors to the Offeror, may also engage in ordinary course trading activities in securities of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni, which may include purchases or arrangements to purchase such securities.

Since the announcement of the Offer, the Offeror and certain of its affiliates have engaged, and intend to continue to engage throughout the acceptance period, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving the Offeror common shares outside the United States. Among other things, the Offeror or one or more of its affiliates intends to engage in trades in the Offeror common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of the Offeror common shares. Further, certain of Offeror’s asset management affiliates may buy and sell the Offeror common shares or indices including the Offeror common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of Offeror’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include the Offeror common shares, providing investment advice and financial planning guidance to customers that may include information about the Offeror common shares, (b) transact in the Offeror common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the Offeror common shares and (d) engage in accepting the Offeror common shares as collateral for loans. These activities occur outside of the United States and the transactions in the Offeror common shares may be effected on the Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

IMPORTANT INFORMATION

The voluntary public exchange offer referred to in this press release has been promoted by Banca Monte dei Paschi di Siena S.p.A. on all the ordinary shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

This press release does not constitute an offer to buy or sell the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

Prior to the commencement of the acceptance period, as required under applicable regulations, the Offeror shall publish an offer document and an exemption document, to be carefully examined by the shareholders of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni.

The Offer has been launched in Italy and is made, on a non-discriminatory basis and on equal terms, to all holders of shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni. The Offer has been promoted in Italy as the shares of MEDIOBANCA - Banca di Credito Finanziario Società per Azioni are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and is subject to the obligations and procedural requirements provided for by Italian law.

The Offer is not being made or disseminated in Canada, Japan and Australia, or any other country in which such Offer is not authorized, or to any person to whom such offer or solicitation is not permitted by law (the “Excluded Countries”).

Partial or complete copies of any documents issued by the Offeror in connection with the Offer shall not be sent, nor shall they be transmitted, or otherwise distributed, directly or indirectly, in the Excluded Countries. Any person receiving such documents shall not distribute, send or dispatch them (whether by post or by any other means or instrumentality of communication or commerce) in the Excluded Countries. Any acceptances of the Offer resulting from solicitation activities carried out in violation of the above limitations will not be accepted.

This press release, as well as any other document issued by the Offeror in connection with the Offer, shall not constitute or form part of any offer to purchase or exchange, or any solicitation of offers to sell or exchange, securities in any of the Excluded Countries.

This press release may only be accessed in or from the United Kingdom (i) by persons having professional experience in matters relating to investments falling within the scope of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as subsequently amended (the “Order”), or (ii) by companies having high net assets and by persons to whom the press release can be legitimately transmitted because they fall within the scope of Article 49(2) paragraphs from (a) to (d) of the Order (all these persons are jointly defined “Relevant Persons”). Securities described in this press release are made available only to Relevant Persons (and any solicitation, offer, agreement to subscribe, purchase or otherwise acquire such financial instruments will be directed exclusively at such persons). Any person who is not a Relevant Person should not act or rely on this press release or any of its contents.

Acceptance to the Offer by persons resident in countries other than Italy may be subject to specific obligations or restrictions provided for by laws or regulations. It is the sole responsibility of the addressees of the Offer to comply with such regulations and, therefore, before accepting the Offer, to verify their existence and applicability by contacting their advisors.

To the fullest extent permitted by applicable law, the companies involved in the proposed voluntary public exchange offer disclaim any responsibility or liability for the violation of such restrictions by any person.

Annex A Update of the Opinion of the Related Party Transactions Committee

To the attention of the Board of Directors

of Banca Monte dei Paschi di Siena S.p.A.

and, for information, to the attention of the Board of Statutory Auditors of Monte dei Paschi di Siena S.p.A.

Siena, 1 September 2025

Subject: Update of the Opinion of the Related Party Transactions Committee of Monte dei Paschi di Siena S.p.A. (the “Bank” or “MPS”)

Dear Sirs,

the Related Party Transactions Committee of the Bank (the “Committee”) has prepared and hereby issues this opinion, prepared pursuant to the provisions of the “Group Regulation on the Management of Prescriptive Requirements relating to Related Parties, related Subjects and Bank Officers’ Obligations” (the “MPS Regulation”), adopted by the Board of Directors of MPS in compliance with the CONSOB Regulation containing provisions on related party transactions, adopted by CONSOB resolution No. 17221/2010, as subsequently amended and/or supplemented (the “CONSOB RPT Regulation”), as well as the Bank of Italy Circular No. 285/13, Part Three, Chapter 11, as subsequently amended and/or supplemented, concerning risk exposures and conflicts of interest with respect to connected subjects (the “Bankit Circular”).

1.	Preamble and scope of this opinion

On 23 January 2025, the Committee issued its binding favourable opinion (the “Initial Opinion”) on the launch of the voluntary public exchange offer pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of Legislative Decree No. 58/1998 (the “TUF” and the “Offer” or the “Transaction”), having as its objective all of the ordinary shares of Mediobanca – Banca di Credito Finanziario Società per Azioni (the “Issuer” or “Mediobanca”) admitted to trading on Euronext Milan, organized and managed by Borsa Italiana S.p.A. (“Borsa Italiana”).

On the same date, the Board of Directors of the Bank – having previously obtained the Initial Opinion – approved the Offer, which was announced by means of the press release issued pursuant to Article 102, paragraph 1, of the TUF and Article 37, paragraph 1, of the regulation adopted by CONSOB with Resolution No. 11971 of 14 May 1999 (the “Issuers’ Regulation”) on 24 January 2025, prior to the markets opening.

On 13 February 2025, MPS filed with CONSOB the offer document relating to the Transaction (the “Offer Document”), subsequently approved by CONSOB on 2 July 2025, with resolution No. 23623 and published on 3 July 2025.

1

The acceptance period therefore commenced at 8:30 a.m. (Italian time) on 14 July 2025, and will terminate at 5:30 p.m. (Italian time) on 8 September 2025 (unless extended), as agreed with Borsa Italiana.

In order to further encourage acceptances of the Offer, the management of the Bank, with the support of its legal and financial advisors, intends to propose to the Board of Directors, in accordance with Article 43 of the Issuers’ Regulation, to increase the overall consideration of the Offer (the “Increase in the Consideration”), by granting, for each Mediobanca’s share tendered in acceptance of the Offer, an overall consideration not subject to adjustments (except as provided in the Offer Document), consisting of the share consideration indicated in the Offer Document, equal to 2.533 newly issued MPS shares in execution of the capital increase reserved the Offer (the “Initial Consideration”), and an additional cash consideration not exceeding Euro 0.90 for each Mediobanca’s share tendered in acceptance of the Offer (the “Cash Consideration” and, together with the Initial Consideration, the “Overall Consideration”).

Furthermore, the management of the Bank also intends to propose to the Board of Directors to waive in advance the so-called “Threshold Condition” (i.e., 66.67% of the Issuer’s share capital). The deadline for waiving the so-called “Threshold Condition” is the day on which (at the end of the acceptance period – i.e., 8 September) MPS will publish its press release on the provisional results. However, in order to achieve greater flexibility, and considering that even with a participation rate of less than 66.7%, the industrial value of the transaction is confirmed, It has been decided that the so-called “Threshold Condition” will henceforth be waived. Therefore, MPS will acquire all shares tendered in acceptance of the Offer, even if the percentage is less than 66.67%, provided that the offer will not be completed if the acceptance percentage is less than 35%.

It was therefore necessary to submit to the Committee the proposal of Increase in the Consideration by granting the Cash Consideration.

On the date hereof, given the essential confidentiality requirements related to the Transaction itself, which could be irreparably compromised in the event of information leakage, the Committee was informed of the proposed Increase in the Consideration and, therefore, has immediately initiated the necessary activities, in the context of today’s meeting – upon suspension of the board meeting – thereby approving this update to the Initial Opinion (the “Updated Opinion” or the “Opinion”), whereby the Committee expressed its judgement on the Company’s interest in such proposal, as well as on the appropriateness and substantial fairness of the related terms and conditions.

The Updated Opinion must be read together with the Initial Opinion. The information and considerations contained in the Initial Opinion should be deemed fully valid, except where otherwise indicated in this document. Capitalized terms not otherwise defined in the Updated Opinion shall have the same meaning ascribed to them in the Initial Opinion or in the Offer Document.

The Increase in the Consideration is reserved for Mediobanca shareholders who accept the Offer and, therefore, the main evaluation regarding the involvement of the Committee, for the purposes of issuing a reasoned binding opinion in relation to the Increase in the Consideration, is a consequence of the fact that certain parties with significant shareholdings in MPS, exceeding 3%, are also in the legitimate position of holding significant shareholdings in Mediobanca.

Based on the communications provided pursuant to Article 120 of the TUF, as published on CONSOB’s website (1) as of the date of the Updated Opinion:

•	Delfin S.à r.l. (“Delfin”) holds an interest equal to 19.390% of the share capital of Mediobanca; and

[1]	As specified by CONSOB on its website, the percentages published by the Authority are based on the disclosures made by each shareholder pursuant to Article 120 of the TUF, on the basis of the thresholds set out in Article 117 of the Issuers’ Regulation (3% in the case of a listed issuer that is not an SME, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6% and 90%). Therefore, in the event of a change in shareholding below the relevant threshold, which does not trigger new disclosure obligations for the shareholder, the reported percentages may not be aligned with more updated data made public by other sources.

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•	Francesco Gaetano Caltagirone (“Caltagirone”) holds (indirectly, through a series of subsidiaries) an aggregate interest equal to 5.499% of the share capital of Mediobanca.

Notwithstanding the foregoing, pursuant to the MPS Regulation, considering that Delfin and Caltagirone are to be considered Consob “related parties” of MPS, identified on a discretionary basis, as holders of “a stake of more than 3% of the share capital of BMPS, represented by shares with voting rights, and having reported such stake pursuant to Article 120 of the Consolidated Law on Finance” (Article 4.1.1 of the MPS Regulation), the Increase in the Consideration constitutes a transaction with related parties, as it is addressed to Mediobanca shareholders (which include Delfin and Caltagirone).

In this regard, the considerations already set out in the Initial Opinion remain valid with respect to (i) the position of Delfin and Caltagirone in the context of the Offer, taking into account their status as shareholders of both MPS and Mediobanca, and (ii) the Committee’s competence based on a maximum transparency and guarantee of fairness approach, in light of the significance of the Transaction itself and, at the same time, also in connection with the proposal relating to the Increase in the Consideration.

Therefore, the Committee is required to provide, in support of the resolutions within the responsibility of the Board of Directors, the following binding and reasoned preliminary opinion on the Bank’s interest in the Increase in the Consideration, as well as on the appropriateness and substantial fairness of the related terms and conditions.

2.	Increase in the Consideration

2.1	Essential elements

As represented by the Bank’s management, in the event of a favorable resolution by the Board of Directors, subject to the prior binding and reasoned opinion of the Committee, the Consideration will be increased. In particular, the Bank may recognize — for each share of the Issuer tendered in acceptance of the Offer — the Overall Consideration (in the event of a cash increase not exceeding Euro 0.90), not subject to adjustments (except as provided in the Offer Document), represented by the Initial Consideration in shares indicated in the Offer Document, equal to 2.533 newly issued ordinary shares of the Offeror, and by the Cash Consideration (not exceeding Euro 0.90).

Based on the price of the MPS’ shares equal to Euro 6.093, corresponding to the official price of Euro 6.953 recorded on 23 January 2025 (the “Reference Date”), net of the dividend paid by MPS on 21 May 2025 (i.e., Euro 0.86), the Overall Consideration (estimated at a maximum of Euro 0.90) represents a “monetary” value equal to Euro 16.334 for each Mediobanca’s share and therefore includes a premium of 11.4% compared to the price of the Mediobanca’s share subject of the Offer, equal to Euro 14.667, corresponding to the official price of Euro 15.227 recorded on the Reference Date, net of the interim dividend paid by Mediobanca on 21 May 2025 (i.e., Euro 0.56).

For illustrative purposes only, the Bank’s management informed the Committee that the implied “monetary” value of the Overall Consideration (estimated at a maximum of Euro 0.90) offered for each Mediobanca’s share that will be tendered in acceptance of the Offer is equal to Euro 20.776, i.e., equal to the sum of the consideration in shares of Euro 19.876 - equal to Euro 7.847 attributed to each MPS’ share (corresponding to the official price as at 29 August 2025) multiplied by the exchange ratio equal to 2.533 MPS’ shares for each Mediobanca share tendered in acceptance of the Offer - and the Cash Consideration of Euro 0.90.

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Considering the announcement made on 31 July 2025 by Mediobanca whereby it announced to have cancelled (without reduction of the share capital) No. 20,000,000 treasury shares in its portfolio with consequent reduction of the number of outstanding shares, in the event of full acceptance of the Offer, i.e., if all of the maximum number of No. 813,279,689 Shares Subject to the Offer (2) (in addition to a maximum of No. 16,178,862 additional Mediobanca shares that may be allocated under certain existing incentive plans) are tendered in acceptance of the Offer (or, in any case, conferred in MPS in execution of the procedure for the fulfilment of the Sell-Out pursuant to Article 108, paragraph 2, of the TUF and/or the Joint Procedure, where applicable), (i) a total of No. 2,101,018,510 newly issued MPS shares will be allocated to Mediobanca shareholders, based on the Initial Consideration, arising from the capital increase reserved to the Offer, corresponding to approximately 63% of the share capital of BMPS and assuming full subscription and payment of the capital increase reserved to the Offer (fully diluted), and (ii) the Cash Consideration (estimated at a maximum of Euro 0.90) will be paid for a maximum total amount of approximately Euro 0.75 billion. Therefore, the aggregate “monetary” value of the Offer will be equal to Euro 13.5 billion, of which Euro 12.8 billion as Initial Consideration in shares (taking into account the official price of MPS shares as of the Reference Date) and approximately Euro 0.75 billion as Cash Consideration (estimated at a maximum of Euro 0.90).

2.2	Summary of the activities performed by the Committee

Committee’s preliminary activities

As already mentioned in the Initial Opinion, due to the fact that Delfin and Caltagirone are simultaneously shareholders of the Bank and Mediobanca, the Bank’s management considered the application, also in the context of the Increase in the Consideration, of the safeguards required by the MPS Regulation and the Bankit Circular.

The Committee – upon suspension of the board meeting – therefore met on 1 September 2025 to carry out the preliminary activities required for the issuance of the Updated Opinion. At such meeting, the Committee, having taken note of – and agreed with – the management’s evaluations regarding the application of the procedure on related party transactions, discussed with the Bank’s management and the legal advisors involved in the Transaction in order to receive clarifications and information on the main reasons underlying the decision on the Increase in the Consideration, on its strategic basis, and on the expected timing for the consequent amendment of the Offer. In this context, for the purposes of an even more considered and in-depth analysis, the Committee decided to engage its own independent financial advisor, Prometeia S.p.A. - Strategic Advisory & Corporate Finance (“Prometeia”) - following Prometeia’s verification and confirmation that it meets the requirements of independence (as well as professionalism and competence) – in order to support the Committee in its analysis of the fairness of the Cash Consideration (estimated at a maximum of Euro 0.90) from the MPS shareholders’ perspective and in the context of the preparation of this Updated Opinion.

In particular, on 1 September 2025, upon suspension of the board meeting and in advance of the resolution of the Board of Directors called to approve the Increase in the Consideration, the Committee, having examined the documentation made available by the Bank’s management and by Prometeia, unanimously approved the Updated Opinion.

All members of the Committee attended the Committee’s meeting, namely Mrs. Marcella Pannucci (Chairman), Mr. Renato Sala, Mrs. Barbara Tadolini, Mr. Domenico Lombardi and Mr. Raffaele Oriani.

Documentation reviewed for the purpose of issuing the Updated Opinion

For the purposes of the Updated Opinion, the Committee received from the Bank’s management and reviewed the following documentation:

(i)	a draft of the press release prepared pursuant to Articles 36 and 43 of the Issuers’ Regulation;

[2]	It should be noted that, on 31 July 2025, Mediobanca announced that it had cancelled (without a reduction of the share capital) 20,000,000 treasury shares held in portfolio. Consequently, following such change, the maximum number of shares subject to the Offer has decreased from 833,279,689 to 813,279,689 Mediobanca shares (in addition to a maximum of 16,178,862 additional Mediobanca shares that may be allocated under certain existing incentive plans).

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(ii)	a presentation prepared by the Bank’s functions;

(iii)	supporting documentation prepared by JP Morgan and UBS; and

(iv)	supporting documentation prepared by Prometeia.

3.	Analysis and evaluations of the Committee

3.1	Corporate Interest of MPS in the Increase of the Consideration

As already noted in the Opinion and further described in the Offer Document, MPS’ interest in carrying out the Transaction stems from the strategic and industrial rationale underlying the Offer, as it corresponds to a clear interest of the Bank, by enabling the achievement of certain significant industrial, strategic and financial objectives, including: (i) significant revenue synergies through the expansion of the service offering and the strengthening of product factories’ capabilities, as well as greater penetration in key segments; (ii) a reduction in operating costs through the minimization of duplications, with synergies achieved via the optimization of central functions and IT and administrative expenses; (iii) a more balanced funding mix, thanks to MPS’ commercial funding capacity; (iv) a combination of the two banks’ strategic initiatives in technology and digital investments, which show multiple areas of complementarity.

In the Committee’s opinion, these remarks remain valid and justify the management’s proposal to proceed, in line with acquisitions of controlling interests considered “hostile” by the management of the target company, to the Increase in the Consideration, which – consistent with transactions of this kind – enhances the likelihood that the Issuer’s shareholders will accept the Offer and would maximise the expected benefits of the Transaction.

The Committee believes that the proposed Increase in the Consideration – estimated at a maximum of Euro 0.90 – (together with the simultaneous waiver of the so-called “Threshold Condition” of 66.7%) is not only consistent with the Bank’s interests, but also has significant value from a governance perspective, as it would increase the chances of achieving a stake in Mediobanca exceeding 50% of the share capital and, therefore, Mediobanca’s legal control, as well as allowing for an acceleration in the use of DTAs and the achievement of industrial synergies.

The Increase in the Consideration would represent a further and solid evidence of the industrial value of the Transaction and the Offeror’s focus on the market, with the aim of maximizing acceptance of the Offer.

The combined group is expected to be stronger, with a diversified revenue stream and strong resilience to successfully compete in different scenarios, while also enabling significant value creation for all shareholders, supported by higher profitability compared to the standalone businesses and able to generate a double-digit growth in earnings per share.

Shareholders will benefit from a sustainable dividend policy over time with a payout ratio of up to 100% of the net profit, supported by higher profitability, also thanks to estimated run-rate synergies of up to Euro 0.7 billion per year before taxes, and by the accelerated use of DTAs, faster in the case of participation rates above 50.1%.

Additionally, even considering the aforementioned Cash Consideration, MPS confirms that it will maintain a solid capital base (Common Equity Tier 1 ratio estimated equal to 16%) upon completion of the transaction.

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Therefore, based on the documentation reviewed and the information provided by the MPS management, the Committee concluded that the Overall Consideration, although increased as outlined above, is fully within the range of reasonable market values expressed by the Offeror and the Issuer and represented by the advisors.

Finally, the Committee also notes that the Increase in the Consideration (estimated at a maximum of Euro 0.90) represents a balance between the interest of the tendering shareholders in achieving a fair valuation of their shareholding and the interest of MPS’ shareholders in pursuing, through the successful outcome of the Offer, the expected development prospects and synergies, without entailing a disproportionate or prejudicial economic sacrifice for the latters.

3.2	Procedural and substantial fairness of the Increase in the Consideration

Based on the documentation reviewed and the information and clarifications provided by MPS’ management, and by the legal and financial advisors involved in the Transaction and by Prometeia, which acted exclusively for the benefit of the Committee, the Committee itself positively assessed the procedural and substantial fairness of the decision relating to the Increase in the Consideration (estimated at a maximum of Euro 0.90).

The Committee notes that:

(i)	such decision, based on what has been reported by the management, was not previously agreed upon between the Offeror, the Issuer and/or any shareholder of the Offeror and/or of the Issuer;

(ii)	the Increase in the Consideration is addressed on equal terms to all Mediobanca’s shareholders and renders the acceptance of the Offer of the Issuer’s shareholders more likely;

(iii)	during the structuring phrase of the Overall Consideration, MPS management took all necessary measures to ensure the confidentiality of information; and

(iv)	the Committee has been kept constantly informed in connection with the Transaction and received from the Bank’s management, consistently with the tight deadlines of the Transaction, a complete and up-to-date flow of information.

4.	Conclusions

With the aim of pursuing the safe and prudent management of the Bank, the Committee, after examining and taking into account the documentation made available by management

NOTED THAT

-	all of the information provided in paragraph 3 above highlights the reasons for the Increase in the Consideration from an industrial, strategic and economic/financial point of view – as well as its relative convenience, for the successful completion of the transaction, which has already recorded a positive interest from the market;

-	based on the above-mentioned documentation made available to the Committee, and in light of the underlying objectives of the Transaction as a whole, the Increase in the Consideration and the simultaneous waiver of the so-called “Threshold Condition” of 66.7% correspond to an actual, current and concrete interest of the Bank;

-	the process followed to date regarding the Increase in the Consideration is correct and compliant with the applicable regulatory provisions and appropriately reflects the relationship between the economic capital values of MPS and Mediobanca;

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BASED ON THE FOREGOING

The Committee unanimously expresses a favourable opinion on the Bank’s interest to the Increase in the Consideration, estimated at a maximum of Euro 0.90, and the simultaneous waiver of the so-called “Threshold Condition” of 66.7% as described above, as well as on the appropriateness and substantial fairness of the related conditions, considering the Increase in the Consideration through the provision of the Cash Consideration (estimated at a maximum of Euro 0.90) and the related implied premium (equal to 11.4% of the official price of Mediobanca shares at the close of trading on 23 January 2025) to be reasonable.

Siena, 1 September 2025

Related Party Transactions Committee

The President

(Mrs. Marcella Panucci)

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